Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-60530 and Form S-3, No. 3-44164) pertaining to the 1992 Incentive Stock Option Plan and the Dividend Reinvestment Plan of S&T Bancorp, Inc. and subsidiaries, respectively, of our report dated January 17, 2002, with respect to the consolidated financial statements of S&T Bancorp, Inc. and subsidiaries incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 19, 2002